DATED 23 SEPTEMBER 2004

(1)    NATINCO N.V.
(2)    ALPHARMA INC.
(3)    BISA HOLDINGS BV
(4)    BIL (SCB) HOLDINGS LIMITED

______________________________

SETTLEMENT AND LICENCE
AGREEMENT
______________________________

Bird & Bird
90 Fetter Lane
London EC4A 1JP
Tel: 020 7415 6000
Fax: 020 7415 6111
www.twobirds.com
CMF/JNW/ALPHM.0021

SETTLEMENT AND LICENCE AGREEMENT
DATED 23 SEPTEMBER 2004

BETWEEN

(1) NATINCO N.V. a company incorporated in the Netherlands Antilles whose registered office is at Plaza Jojo, Correa, 1-5 Willemstad, Curacao, Netherlands Antilles ("Licensor");

(2) ALPHARMA INC. a company incorporated under the laws of the State of Delaware whose registered office is at One Executive Drive, Fort Lee, New Jersey 07024, United States of America ("Alpharma");

(3) BISA HOLDINGS BV, a company incorporated under the laws of the Netherlands whose registered office is at Hofplein 19, 3032 AC Rotterdam, Netherlands ("BISA"); and

(4) BIL (SCB) HOLDINGS LIMITED, a company incorporated under the laws of Guernsey whose registered office is at Sydney Vane House, Admiral Park, St Peter's Port, Guernsey, GY1 3EL, Channel Islands ("BIL").

RECITALS

(A) The Licensor is the sole legal and beneficial owner of the Intellectual Property Rights;

(B) The Parties entered into the Technology Licence and Option Agreement and now wish to record its termination and the relationship that the Parties will have going forwards;

(C) The Licensor is willing to grant, and Alpharma is willing to take, a licence on the terms and conditions set out in this Agreement to use certain of the Intellectual Property Rights to enable Alpharma to continue the Business; and

(D) The Licensor with the support of Alpharma wishes to seek a Purchaser of the Intellectual Property Rights but if it fails to do so will continue to license certain of the Intellectual Property Rights to Alpharma on the terms and conditions set out in this Agreement

IT IS AGREED AS FOLLOWS:
  definitions and interpretation

    In this Agreement, unless the context otherwise expressly requires, the following terms shall have the following meanings:

    "Affiliate" shall mean any entity in whatever country organised, which directly or indirectly owns, is owned by or is under common ownership with a Party to this Agreement or any entity actually controlled by, controlling or under common control of a Party to this Agreement. For the purpose of this definition, "ownership" or "control" shall mean where such entity owns or controls fifty per cent (50%) or more of the equity conferring voting rights and/or otherwise has the ability or power to control and direct the business affairs of another entity;

    "AU$" shall mean Australian dollars;

    "Business" shall mean the business presently carried on by Alpharma in the Territory pursuant to the Technology Licence and Option Agreement in respect of the manufacturing, use, marketing and selling of the Licensed Products in the Territory;

    "Business Assets" shall mean those assets, agreements and rights relating to the Business required by a Purchaser to enable such Purchaser to continue the Business in the Territory, including (without limitation) intangibles, stocks (including finished stocks) of Licensed Products, raw materials, manufacturing equipment, machinery, agreements relating to the lease and/or usage of laboratory and production premises and all other assets required to facilitate the carrying on of the Business but excluding (i) any licences or rights granted under Clause 3 and (ii) any property, plant and equipment located in Terre Haute, Indiana, USA;

    "Confidential Information" shall mean all information (including, but not limited to, Registration Dossiers and Know-How) which any Party discloses to any other Party either prior to and in contemplation of, or during the course of, this Agreement, whether commercial, financial or otherwise, whether in electronic, documentary or any other form and howsoever disclosed, whether marked or otherwise designated confidential or proprietary, and all matters arising during or in connection with the performance of the Agreement including, but not limited to, details of customers and employees and all materials and information in respect of which any Party owes obligations of confidence;

    "Effective Date" shall mean the date of this Agreement;

    "Extended Licence Period" shall mean the period commencing the date immediately following the expiration of the Licence Period if no Purchaser is found until the earlier of: (1) the date of assignment by the Licensor of the Licensed Patents, Trade Mark and Know-How in the Territory to Alpharma pursuant to Clause 9.7.3; or (2) the date of discontinuance by Alpharma of the manufacturing, use, marketing or sale of Licensed Products in the Territory pursuant to Clause 6.1; or (3) the date of expiration or abandonment of all of the relevant Licensed Patents in the Territory;

    "Force Majeure Event" shall mean any event preventing or restricting a Party from performing any or all of its obligations under this Agreement which arises from or is attributable to any circumstances, acts, omissions or causes beyond the reasonable control of the Party so prevented including without limitation:

    (a) act of God, flood, fire, storm, explosion or other destruction of property by natural causes;

    (b) war, invasion, revolution, riot, civil commotion or other acts of armed force;

    (c) strike, lockout or other industrial dispute involving the workforce of the Party so prevented;

    (d) blockade, embargo or other economic sanction having general effect; or

    (e) law, government order, regulation, rule or other official directive, policy demand or request having the force of law, including any directive, restriction or other condition of a legal nature imposed in the Territory by a relevant Regulatory Authority, which is of general application to animal health companies and in particular to products having the general characteristics of the Licensed Product;

    "Intellectual Property Rights" shall mean the know-how, patent and trade mark rights originally licensed to Alpharma in the Technology and LicenceAgreement including (but without limitation) the Know-How, the Licensed Patents and the Trade Mark licensed hereunder in the Territory;

    "Know-How" shall mean and include all present and future techniques, inventions, practices, knowledge, know-how, skill, experience, test data, engineered cell lines, samples, analytical data, field trial protocols, field trial data, reports, information in any application to any Regulatory Authority including without limitation Registration Dossiers, marketing and sales data, toxicological and safety data, INAD's, NADA's or equivalent protocols and all supplements thereto, descriptions and the like (whether in electronic, documentary, eye readable or any other form and howsoever stored and communicated) with regard to the Licensed Product or Licensed Patents, owned by the Licensor at the Effective Date or at any time in the course of this Agreement and which might reasonably be necessary, required or useful to Alpharma in the manufacture, use, marketing or sale of the Licensed Products in the Territory;

    "Licence Period" shall mean (i) the period of **** from the Effective Date, or (ii) if a potential Purchaser has been identified during such period by the Licensor, such other period commencing from the date of such Purchaser being identified until the date of the Licensor entering into a binding contract to sell the Intellectual Property Rights to such Purchaser; (provided that the period under this subparagraph (ii) shall not exceed **** from the Effective Date); or (iii) such other period as the Parties may mutually agree in writing;

    "Licensed Patents" shall mean:

          all patents, including all pending applications whether filed with a complete specification or an incomplete specification, short particulars of which are set out in Schedule A;

    _____________________________

    **** Indicates that material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

    (b) all patent applications that may hereafter be filed in the Territory by or on behalf of the Licensor which are either based on or claim priority from any of the foregoing patents and applications (including any division, continuation, or continuation-in-part of any such application);

    (c) all patents which may be granted in the Territory pursuant to any of the foregoing applications;

    (d) any patent which is a re-issue or extension of, or patent of addition or any application maturing into a patent, any patent or patent application defined in (a), (b) or (c) above; and

    (e) any patent or patent application corresponding to any patent or patent application defined in (a), (b), (c) or (d) above which is hereafter filed or issued by or on behalf of the Licensor in the Territory in respect of the Licensed Products;

    "Licensed Product" shall mean:

    (a) recombinant porcine somatotropin; or

    (b) any product which is within the scope of, or whose manufacture, use or sale falls within, one or more valid claims of the Licensed Patents in the Territory to the extent that such Licensed Patents cover the product in the actual country of such manufacture, use or sale;

    "****" shall mean ****;

    "Net Invoiced Price" shall mean the total sale price as invoiced by or on behalf of Alpharma or any sub-licensee for Licensed Products without any deductions except for the following to the extent to which any of the same are allowed for or included in the invoice:

    (a) transport charges (including carriage and insurance) and delivery expenses;

    (b) costs to reflect special packaging costs required by a customer;

    (c) credits on Licensed Products returned;

    (d) usual trade discounts and discounts for prompt payment; and

    (e) sales, value added tax, customs duties or other taxes based on the sales price and borne by Alpharma;

    provided that, in the event that any Licensed Products are used by Alpharma or any sub-licensee for its own commercial purposes or are sold or transferred otherwise than on an arms length basis or are sold or transferred to any of Alpharma's Affiliates, the Net Invoiced Price of such Licensed Products shall be deemed to be equivalent to the Net Invoiced Price which would have been applicable hereunder had such Licensed Products been sold or transferred to an independent arms length customer at the date of first use, or, in the case of such a sale or transfer to an Affiliate, the price charged upon first sale or transfer to such customer by such Affiliate;

    "Parties" shall mean the Licensor, Alpharma, BISA and BIL and "Party" means any of them;

    "Product Licence" shall mean the licence, certificate or other written approval issued by the Regulatory Authority as provided for by the law of the relevant country in the Territory, which enables the legal marketing and sale of the Licensed Products in that country in the Territory;

    "Purchaser" shall mean a third party who has indicated to the Licensor in writing during the Licence Period that it is prepared in principle to purchase any or all of the Intellectual Property Rights (but which shall include the Know-How, the Licensed Patents and the Trade Mark licensed hereunder in the Territory);

    "Registration Dossier" shall mean all data and information (including, but not limited to, composition, method of manufacture, analytical procedures, cell lines and other genetic material, and field trial reports) required for an application for a Product Licence by the applicable Regulatory Authority;

    "Regulatory Authority" shall mean the duly constituted authority in a relevant country in the Territory charged with approving veterinary products for manufacture and/or sale, and regulating and controlling the use of such products;

    "Sales" shall mean invoiced, (irrespective of delivery or payment terms, on Alpharma's terms and conditions of sale) to a purchaser or user, and shall extend to all sales made by any sub-licensee, sub-licensed Affiliate of Alpharma or any other person on behalf of Alpharma;

    "Technology Licence and shall mean the technology licence and option Option Agreement" agreement entered into by the Parties on 5th

    August 1999 regarding recombinant porcine somatotrophin;

    "Territory" shall mean Australia, Indonesia, Malaysia, Peru, Guatemala, Mexico, South Africa, Brazil, Colombia, Costa Rica, Philippines, Viet Nam and New Zealand;

    "Third Party Licences" shall mean the licences listed in Schedule B;

    "Trade Mark" shall mean REPORCIN; and

    "Trade Mark Licence" shall mean the licence to use the Trade Mark described in Clause 8;

    references to Clauses and Schedules are to the clauses and schedules of this Agreement;

    words importing gender include each gender;

    references to persons and entities include, without limitation, bodies corporate, firms or unincorporated associations;

    the singular includes the plural and vice versa;

    Clauses headings are included for convenience only and shall not affect the interpretation of this Agreement; and

    references to any statute or any clause of any statute include any statutory amendment, modification or re-enactment in force from time to time and references to any statute include any statutory instrument or regulations made under it.

  SETTLEMENT

    In consideration of:

      the termination of the Technology and Licence Agreement;

      subject to Clause 2.3 and 2.4, the full and final settlement of any and all actions, claims, demands and causes of action of whatsoever kind, whether specifically enumerated herein or not (including but not limited to attorneys' fees, costs and expenses), which the undersigned may now have or which might hereafter accrue to it arising out of the Technology Licence and Option Agreement; and

      the licences granted under this Agreement

    Alpharma shall pay the Licensor **** on the Effective Date, the sufficiency of which is hereby acknowledged by all Parties.

    Subject to Clauses 2.3 and 2.4, the Parties acknowledge and agree that the Technology Licence and Option Agreement has terminated as of 31st December 2003 and, pursuant to such termination, Alpharma shall have, from and after the Effective Date, no further rights in or to the Intellectual Property Rights other than as specifically granted hereunder.

    The Parties agree that certain provisions of the Technology Licence and Option Agreement (as indicated in Clause 17.4 of that Agreement) have survived other than Clause 17.6 which is superseded by the terms of this Agreement and will continue to survive termination of that Agreement and that similar provisions are now included in this Agreement and are set out below at Clauses 6.3 (indemnity), 6.4 (insurance) 10 (confidentiality), and 18 (governing law). Subject to this Clause 2.3 and Clause 2.4 and notwithstanding any of the terms of the Technology Licence and Option Agreement, no other provisions of the Technology Licence and Option Agreement shall survive termination.

    For the avoidance of doubt the assignment of Third Party Licences to Alpharma under the Technology Licence and Option Agreement shall be unaffected by this Agreement and Alpharma undertakes to continue to keep all such Licences in full force and effect during this Agreement, (including but without limitation the payment of all fees and charges thereunder) provided that Alpharma shall, at the conclusion of the Licence Period or any Extended Licence Period (as the case may be), fully cooperate with the Licensor and (subject to receipt of any third party consent required by the terms of the Third Party Licences):

      transfer to the Licensor at Alpharma's expense the rights under the Third Party Licences which relate to countries outside the Territory in the event a purchase is not completed pursuant to Clause 9; or

      transfer to a Purchaser all rights under the Third Party Licences (both inside and outside the Territory) in the event a purchase is completed pursuant to Clause 9.

  grant of licenceS

    For the term of the Licence Period and any Extended Licence Period, the Licensor hereby grants to Alpharma solely in relation to and for use in the Territory:

      an exclusive non-transferable licence under the Licensed Patents, and an exclusive non-transferable licence to use the Know-How,

    solely for the purpose in each case of manufacturing the Licensed Products and of using, marketing, selling or otherwise commercially dealing in Licensed Products manufactured under such licences in the Territory.

    Subject to the terms of the sub-licences granted to Alpharma under the Third Party Licences and the provisions of Clauses 3.1 and 15, Alpharma shall be entitled to sub-license on a country by country basis in the Territory any third party (including any Affiliate of Alpharma) under the rights granted under Clause 3.1 but subject to the following conditions:

      Alpharma shall have requested and obtained the Licensor's prior written consent to sub-license to the proposed sub-licensee, which consent may not be unreasonably withheld and provided that the sub-licensee executes a deed in the form attached as Schedule C;

      the terms of the sub-licence shall have been previously approved by the Licensor and shall not thereafter be amended without the prior written consent in either case of the Licensor (which consent shall not be unreasonably withheld or delayed) and shall include in any event obligations on the sub-licensee which are equivalent to the obligations on Alpharma under this Agreement;

      the sub-licence shall prohibit the sub-licensee from granting further sub-licenses or from sub-contracting or assigning any of its rights and obligations under the sub-licence;

      the sub-licence shall terminate automatically on the expiry or termination of this Agreement for any reason or, if the sub-licensee is an Affiliate of Alpharma, on the sub-licensee ceasing to be such an Affiliate, unless the Licensor has consented to a continuance of the sub-licence pursuant to Clause 3.4; and

      within 30 days of the execution of any sub-licence (or any amendment thereto) Alpharma providing to the Licensor a true copy of it.

    Alpharma undertakes to cause any sub-licensee to comply fully and promptly with its obligations under any sub-licence (or any amendment thereto) and to procure that each sub-licensee shall comply with the terms of this Agreement mutatis mutandis.

    If a sub-licensee is an Affiliate of Alpharma then, in the event that such sub-licensee ceases to be such an Affiliate, Alpharma shall notify the Licensor forthwith and the Licensor shall, within 30 days of such notification, inform Alpharma whether it consents to such sub-licence continuing, , which consent may not be unreasonably withheld. If the Licensor refuses its consent, Alpharma shall cause such sub-licence to terminate immediately.

    For the purposes of this Clause 3, any distributor or sales agent appointed by Alpharma on an arms length basis solely for the sale of the Licensed Products shall not be deemed to be a sub-licensee, and shall not be given any rights by Alpharma to use any of the Know How or the Licensed Patents other than for the purposes of distribution and sale of the Licensed Products.

    For the avoidance of doubt, neither Alpharma nor any of its Affiliates or any sub-licensee or any other party connected to Alpharma shall have any rights whatsoever in respect of any Intellectual Property Rights outside the Territory and will not, and will procure that none of such parties will, at any time manufacture, use, market, sell or offer for sale the Licensed Products in any country of the world outside the Territory, including but not limited to the United States of America. In addition, Alpharma agrees and undertakes that on the Effective Date it shall: (1) cease (or procure the cessation by any third party of) all work in connection with obtaining any Product Licence in any country of the world, including without limitation in ****; (2) assign to the Licensor at no cost to the Licensor any Product Licence it or any third party might happen to obtain after the Effective Date in any country of the world notwithstanding its cessation of work; and (3) immediately provide the Licensor at no cost to the Licensor with photocopies of materials relating to Product Licence applications, including without limitation Registration Dossiers, in all countries of the world outside the Territory. In the event that Alpharma breaches any provision of this Clause 3.6, the licences granted to Alpharma in Clause 3.1 shall automatically become non-exclusive and Alpharma at no cost to the Licensor shall forthwith supply the Licensor with a copy of the up-to-date Registration Dossiers for the Territory for use at the Licensor's risk and expense. If Alpharma fails so to supply such Registration Dossiers, then the Licensor may terminate the licences granted under Clause 3.1 by notice in writing to Alpharma.

    Alpharma shall indemnify the Licensor against any loss, damages, liabilities, costs, claims or expenses which the Licensor may suffer or incur as a result of any failure by Alpharma to comply with Clauses 3.3 or 3.6 or any failure by any sub-licensee to comply with its obligations under the relevant sub-licence and the terms of this Agreement.

  ROYALTIES AND RECORDS

    In consideration for the licences granted under Clause 3.1, Alpharma shall pay to the Licensor, for the duration of the Licence Period, a royalty of **** per cent (****%) of the Net Invoice Price in respect of all Sales of the Licensed Product in the Territory.

    Clause 4.1 shall not apply to Licensed Products supplied for promotional purposes, provided that at no time shall the value of such Licensed Products exceed two per cent (2%) of the total annual Sales of the Licensed Product in 2003.

    Royalties due pursuant to Clause 4.1 shall be paid to the Licensor at the Licensor's designated bank in US dollars, quarterly in arrears, within thirty (30) days after the close of each calendar quarter following the Effective Date. The currency in which the royalty is generated shall be converted to US dollars at the average buying rate of Chase Manhattan Bank New York for the latter currency for the period between the last business day of the relevant quarter to five (5) business days prior to the date upon which payment is due.

    At the same time as payment of any royalties due pursuant to Clause 4.1 and for the duration of the Licence Period, Alpharma shall submit or cause to be submitted to the Licensor a statement in writing recording the Sales and other usage of Licensed Product (including promotional use), in each of the countries within the Territory, made by Alpharma and/or any sub-licensee and/or any agent or nominee of Alpharma during the period to which such royalties relate, the Net Invoiced Price or value of such Sales and/or usages and the amount of royalties payable thereon. In the event that no Sales or usage of the Licensed Product have been made during the Licence Period in a particular country within the Territory Alpharma shall submit a nil statement in relation to such country.

    Alpharma shall procure that any sub-licensee, agent or nominee keep at its usual place of business, true and accurate records and books of account containing all necessary data for the determination of royalties payable under this Clause 4.

    The Licensor shall have the right, on giving Alpharma seven (7) days notice in writing, to instruct PriceWaterhouseCoopers (or other firm carrying on business in succession thereto) to make such examination during normal business hours of the books and records of Alpharma as shall be necessary to verify the accuracy of the statements submitted pursuant to Clause 4.4, provided however, that this right may not be exercised more than twice and only in relation to the Licence Period. PriceWaterhouseCoopers shall act as an expert, not as an arbitrator, and the findings of PriceWaterhouseCoopers shall in the absence of manifest error, be final and binding on the Licensor and Alpharma. For the purposes of this Clause 4.6, the Parties agree that the personnel of PriceWaterhouseCoopers appointed shall not be drawn from personnel who have previously been engaged in advising on the affairs of either of the Parties.

  4.7 Any examination conducted pursuant to Clause 4.6 shall be conducted at the expense of the Licensor unless, when conducting such inspection, the accountant discovers an error of more than three per cent (3%) in the returns made by Alpharma since the Effective Date, in which event Alpharma shall pay the cost of such inspection.

  4.8 In the event that, in the course of any examination conducted pursuant to Clause 4.6, the accountant discovers any underpayment in the returns made by Alpharma since the Effective Date, Alpharma shall pay a sum equivalent to the amount of such underpayment forthwith and, in the case of any overpayment being established, the Licensor shall repay the amount of such overpayment forthwith.

  payment

    All payments shall be made free from any deductions or any other set-offs whatsoever and shall be made by electronic transfer to the Licensor or at the Licensor's direction.

    If Alpharma defaults in the payment of any sum due to the Licensor, without prejudice to the Licensor's other rights and remedies, such sum shall bear interest before as well as after any judgment or award from its due date up to and including the date of payment at 3% per annum over the base lending rate of Chase Manhattan Bank, New York from time to time in force.

  manufacture AND SALE of licensed products

    For the term of the Licence Period and any Extended License Period, Alpharma shall continue to use, market and sell the Licensed Product in all countries of the Territory where as of the Effective Date Alpharma is currently marketing and selling the Licensed Product in the Territory (and shall continue to manufacture or cause to be manufactured by a third party (to at least the standards of quality and production used by Alpharma) sufficient Licensed Product available to support its marketing and sales activities in the Territory (or in any one or more countries within the Territory) provided that during any Extended Licence Period, Alpharma may (subject to Clause 13.1) discontinue the manufacturing, marketing or sale of the Licensed Products in the Territory (or any one or more countries within the Territory) and shall in such event forthwith give written notice to the Licensor.

    Alpharma shall use its reasonable commercial efforts at all times to promote, sell and expand the sales of Licensed Products in the Territory during the Licence Period and any Extended Licence Period (subject to the provisions of Clause 6.1), and shall provide such advertising and publicity as may reasonably be expected to be necessary to bring the Licensed Product to the attention of the pig industry, veterinarians and other relevant parties provided that samples of such advertising and publicity material shall simultaneously be sent to the Licensor for its information.

    Alpharma shall at all times indemnify and keep indemnified the Licensor against all or any costs of claims, damages, legal costs or other expenses incurred by the Licensor or for which the Licensor may become liable which relate to the manufacture, distribution, sale, supply or use of Licensed Products in the Territory by or on behalf of Alpharma or its sub-licensees, including, without limitation, claims based on product liability laws.

    For the duration of the Licence Period and any Extended Licence Period during which Alpharma continues to manufacture, use, market or sell the Licensed Product, Alpharma shall, in accordance with Alpharma's policy guidelines relating to product liability insurance in force from time to time, include the Licensed Products under its product liability insurance policy, as such insurance policy exists from time to time, and provided that the insurer accepts the Licensed Products for such insurance. In the event that the insurer refuses cover for a Licensed Product during the Licence Period or any Extended Licence Period, Alpharma shall immediately inform the Licensor and provide the Licensor with the relevant documentation from the insurer. On the Licensor's request during the Licence Period, Alpharma shall provide the Licensor with a certificate of insurance including sufficient evidence of the amount and currency of such insurance and shall forthwith notify the Licensor of any change in any of the terms of such insurance relating to the Licensed Products.

  licensor's undertaking

    Without prejudice to the provisions of Clauses 8 and 13, the Licensor undertakes during the Licence Period and any Extended Licence Period, that it will not use the Intellectual Property Rights in the Territory or grant any other licences with respect to the Intellectual Property Rights in the Territory or enter any agreement with or assignment to any third party or permit any encumbrance which would be inconsistent or otherwise conflict with the terms of this Agreement. For the avoidance of doubt, the Licensor shall be free subject to Clause 11.3 to do whatever it wishes outside the Territory, with respect to the Intellectual Property Rights, including without limitation the abandonment thereof in one or more countries outside the Territory as it sees fit.

  trade mark licence

    In consideration of Alpharma carrying out its obligations pursuant to Clause 6, the Licensor grants Alpharma a fully paid up licence exclusive to the Territory to use the Trade Mark in the Territory as a trade mark in relation to Licensed Products in accordance with this Clause 8 for the term of the Licence Period and any Extended Licence Period during which Alpharma continues to manufacture, use, market and sell Licensed Product ("Trade Mark Licence").

    During the term of this Agreement Alpharma may, exercising its reasonable commercial judgment, use either the Trade Mark or another trade mark owned by Alpharma as a trade mark with respect to the Licensed Products in each country within the Territory. The provisions of Clause 8.3 shall apply to Alpharma where it elects to use the Trade Mark.

    Alpharma shall observe such reasonable quality standards relating to the use of the Trade Mark as the Licensor may from time to time reasonably require and notify in advance to Alpharma in writing.

    Alpharma shall not use any trade marks or trade names (other than the Trade Mark used in accordance with the Trade Mark Licence) or other devices which are or incorporate marks which are the same as or confusingly similar to the Trade Mark.

    Alpharma shall not use any mark incorporating the word "Alpharma" as a trade mark with respect to the Licensed Products. For the avoidance of doubt, nothing herein shall give the Licensor any rights to the name or mark "Alpharma".

    Alpharma acknowledges that the ownership of the Trade Mark and the goodwill relating to the Trade Mark vests and shall always remain vested in the Licensor during the Licence Period. Alpharma undertakes not to do any act which is likely to invalidate or jeopardise the Licensor's rights in the Trade Mark, nor to assist any other party directly or indirectly in any such act.

    In the countries in the Territory respect of which Alpharma has elected under Clause 8.2 to use the Trade Mark as a trade mark with respect to the Licensed Products, the Licensor shall, at the Licensor's expense, (i) maintain and renew any registrations of the Trade Mark and (ii) prosecute to grant any applications to register the Trade Mark which have already been filed at the Effective Date.

    If the Trade Mark is not registered in any country within the Territory in respect of which Alpharma has elected under Clause 8.2 to use the Trade Mark as a trade mark with respect to the Licensed Products, the Licensor shall apply to register the Trade Mark in that country.

    If at any time Alpharma ceases permanently to market the Licensed Product in any country within the Territory and/or has its licence to do so revoked for any reason, the Licensor shall be entitled forthwith to terminate the Trade Mark Licence with respect to that country.

    No other licence in relation to the Trade Mark or any other trade mark or trade name shall be implied in favour of Alpharma by virtue of the provisions of this Agreement.

    Upon expiry or termination of this Agreement, the Trade Mark Licence shall terminate.

    During the term of this Agreement the Licensor shall, at the Licensor's expense,

      maintain and renew any registrations of the Trade Mark; and

      prosecute to grant any applications to register the Trade Mark which have already been filed at the Effective Date.

    For the avoidance of doubt, nothing herein shall give the Licensor any rights to the name or mark "Alpharma".

    During the Licence Period and any Extended Licence Period, if Alpharma affirmatively declares that it is ceasing permanently to market the Licensed Product in any country within the Territory and/or has its Product Licence to do so revoked for any reason, the Licensor shall be entitled forthwith to terminate the Trade Mark Licence with respect to that country.

    No other licence in relation to the Trade Mark or any other trade mark or trade name shall be implied in favour of Alpharma by virtue of the provisions of this Agreement.

  PURCHASE

    The Licensor may at all times seek a Purchaser for any or all of the Intellectual Property Rights held by the Licensor from time to time.

    On the reasonable request of the Licensor, Alpharma shall permit the Licensor or its agent or representative to use any Registration Dossier originated pursuant to the Technology Licence and Option Agreement (and such other information as may be supplied by Alpharma to the Licensor from time to time), in the Licensor's search for a Purchaser.

    If during the Licence Period a Purchaser is found and offers to purchase any or all of the Intellectual Property Rights (which includes the Know-How, the Licensed Patents and the Trade Mark licensed hereunder in the Territory) for a price that will enable Alpharma to receive ****, then Alpharma shall be obliged and hereby undertakes to accept the Purchaser's offer and consent to the part of the Intellectual Property Rights licensed to Alpharma being included in such sale.

    If a Purchaser requires a sale of any of the Business Assets as part of a sale of the Intellectual Property Rights pursuant to Clause 9.3, then, provided Alpharma is able to receive pursuant to such Clause ****, Alpharma shall be obliged, and hereby undertakes (without entitlement to any additional payment or further consideration) to sell (or procure the sale of) such Business Assets to the Purchaser with full title guarantee, free from all encumbrances, and with all relevant third party consents, with a view to the Purchaser carrying on the Business as a going concern in succession to Alpharma. Alpharma acknowledges and agrees that in the event of such sale it shall not seek, claim or otherwise be entitled to recover any additional payment as further consideration for such sale otherwise than as provided under Clauses 9.3 and 9.5. Alpharma further agrees and undertakes that it will not during the Licence Period sell, transfer or otherwise dispose of any of the Business Assets (except for inventory sold in the ordinary course of business, raw material converted into inventory and other Business Assets reaching the end of their normal commercial life or contractual assets, such as leased property, reaching the end of their contractual term) otherwise than with the consent of the Licensor such consent not to be unreasonably withheld. Any sale of Intellectual Property Rights (including Third Party Licences) shall be subject to the receipt of all relevant third party consents without payment by Alpharma to said third party(ies) for such consents.

    If a Purchaser is found within the Licence Period, and such Purchaser agrees in principle to purchase any or all of the Intellectual Property Rights (which include the Know-How, the Licensed Patents and the Trade Mark licensed hereunder in the Territory) and, if applicable, the Business Assets pursuant to Clause 9.4, Alpharma and the Licensor agree that they will acting reasonably and in good faith fully cooperate with each other to reach agreement with the Purchaser on the terms of the purchase agreement, including the giving of such representations, warranties, indemnities and undertakings to the Purchaser as are usual and reasonable in such transactions; and on completion of the sale to the Purchaser:

      the licences granted in Clause 3 shall immediately terminate;
      the total consideration paid at or after completion of the sale will be divided between Alpharma and the Licensor on the following basis:
        Alpharma: ****; and
        the Licensor: all amounts not payable to Alpharma under Clause 9.5.2.1;

      preference shall be given to a cash Purchaser but, if extended terms are granted, the Purchaser shall (i) have an A credit rating or better or (ii) provide a bank guarantee for each extended payment and (iii) unless otherwise agreed to by the Licensor and Alpharma be granted extended terms no greater than **** from the date of closing of the purchase agreement;

      should the Purchaser propose an arrangement other than that envisaged in Clause 9.5.3 but acceptable to the Licensor and Alpharma, then the Licensor and Alpharma shall, acting reasonably and in good faith, enter into negotiations to divide such consideration in a manner reasonably calculated to attain the split described in Clause 9.5.2;

      they will each bear their own costs in the preparation, negotiation and completion of such agreement; and

      Alpharma shall continue to be fully responsible for those liabilities of the Business remaining with Alpharma after such sale.

    The **** at date of completion of any sale to a Purchaser as the case may be, shall be determined and certified by PriceWaterhouse Coopers (or such other independent firm as the Parties may determine) adopting those accounting principles previously used by Alpharma in its audited financial statements and having first carried out a physical inspection of the Business Assets. Such firm shall act as an expert, not as an arbitrator, and its findings shall, in the absence of manifest error, be final and binding on the Parties. The determination and certification to be carried out pursuant to this Clause 9.6 shall be conducted at the equal expense of Alpharma and the Licensor.

    If there is no Purchaser found during the Licence Period, then the Extended Licence Period shall commence and:

      the licences granted to Alpharma under Clause 3.1 shall, subject to Clause 9.7.2 and 9.7.3, become fully paid up at no further cost to Alpharma;

      Alpharma shall forthwith reimburse the Licensor on demand for all external costs associated with the prosecution and maintenance of the Licensed Patents upon submission of valid invoices in relation thereto to Alpharma;

      the Licensor shall at any time in its sole discretion have the option of assigning all rights in all the Licensed Patents, Trade Mark and Know-How in the Territory to Alpharma, which assignment shall be at no further cost to Alpharma other than reimbursement to the Licensor (promptly upon demand) of all reasonable external costs (including, without limitation, legal costs and costs payable to the Patent and Trademark Offices in the countries comprising the Territory) incurred by the Licensor to effect such transfer.

    Alpharma shall indemnify the Licensor against any loss, damages. liabilities, costs, claims or expenses which the Licensor may suffer or incur as a result of any failure by Alpharma to comply with its obligations under this Clause 9.

  confidentiality

    Each Party undertakes that it shall keep secret and confidential all Confidential Information communicated to it by any of the others and shall not use or disclose the same or any part thereof to any person whatsoever except as provided in this Clause 10.

    Each Party may disclose Confidential Information to those of its key directors, employees or consultants on a need to know basis who are directly concerned with the Licensed Product (and in the case of the Licensor to any potential Purchaser), provided that, before any such disclosure, it shall ensure that each of the relevant persons:

      is made aware of the confidential nature of the Confidential Information;

      acknowledges in writing that he or she owes a duty of confidence to the Party which originally disclosed the Confidential Information;

      enters into a confidentiality undertaking in such form as the Party whose Confidential Information is being disclosed may reasonably specify, and complies with the obligations set out in that confidentiality undertaking.

    Each Party may also disclose Confidential Information to:

      its auditors, and financial and legal advisers and any other persons having a legal right or duty to know the Confidential Information in connection with the business of the Party;

      to any Regulatory Authority as required to file and prosecute to grant a Product Licence in that country; and

      where ordered by a court of competition jurisdiction to do so or in accordance with the rules from time to time in force of any applicable recognised investment exchange (as defined by the Financial Services Act 1986) or there is any other statutory obligation to do so, provided always that, where practicable (and, in any event excluding disclosures pursuant to Clause 10.3.3), the Party required to make such disclosure shall notify the Party who owns the Confidential Information, identifying the Information in question and giving the latter Party adequate time to make representations about the required disclosure to any relevant bodies. The Party required to make such disclosure shall further use its reasonable endeavours to ensure that any such persons to whom the Confidential Information is required to be disclosed under this Clause 10.3 hold it in confidence in accordance with the terms of this Agreement.

    Each Party may disclose Confidential Information to a sublicensee properly appointed in accordance with the Agreement, provided that before any such disclosure the disclosing Party shall have entered into a confidentiality undertaking with its sublicensee on terms no less onerous than the provisions of this Clause 10.

    Each Party shall take all reasonable steps to minimise the risk of disclosure of Confidential Information and a breach of Clause 10 including, but not limited to:

      ensuring that only persons whose duties require them to possess Confidential Information have access to it; and

      by effecting and maintaining adequate security measures to safeguard the Confidential Information from unauthorised access, use and misappropriation, including, but not limited to, providing proper and secure storage for papers, drawings and other material within the Confidential Information and forbidding unauthorised persons access to the place or places where these are stored.

    Each Party undertakes to notify the relevant other Party promptly of any unauthorised use, copying or disclosure of any Confidential Information belonging to that Party of which it becomes aware and to provide all reasonable assistance to the latter Party to terminate such unauthorised use and/or disclosure.

    In the event that the obligation of confidentiality imposed by the Agreement is breached by any Party either wilfully or negligently or carelessly, then the Party at fault shall be responsible to the injured Party for all the damages arising from the breach and communication to the third party of the Confidential Information excluding indirect, consequential damages and loss of profits, provided that such injured Party shall nevertheless be obliged to mitigate its loss in such circumstances.

    The provisions of this Clause 10 shall not apply to any Confidential Information which:

      is or comes into the public domain through no fault of the receiving Party, its employees agents or sub-contractors; or

      is lawfully disclosed to the receiving Party by a third party rightfully in possession of it; or

      is independently developed by the receiving Party without access to or knowledge or use of the Confidential Information.

    The Parties further agree to treat the terms of this Agreement as confidential and no Party may disclose such terms to any third party (except to those persons listed in Clauses 10.2 and 10.3 and only in accordance with the terms of those Clauses) without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except that Alpharma shall be entitled to disclose the existence of the Agreement and its material terms to such persons in connection with its obligations as a listed public company and the making of appropriate filings with the Securities and Exchange Commission and the New York Stock Exchange as may be recommended by its chief legal officer.

    The provisions of this Clause 10 shall remain in force without limit in time and notwithstanding termination of this Agreement howsoever occurring.

  maintenance and enforcement of patents

    Subject to Clause 9.6.2, upon an assignment pursuant to Clause 9.6.3, the Licensor undertakes at Alpharma's cost and expense to apply to record the change of ownership with respect to those of the Licensed Patents which it acquired prior to 31st December 2003.

    During the Licence Period and any Extended Licence Period the Licensor shall, at its own cost (subject to Clause 9.6.2 and Clause 11.4), prosecute to grant all patent applications within the Licensed Patents and shall take all actions required in the relevant jurisdictions to maintain all patents within the Licensed Patents in force for the full term thereof. This obligation shall cease on any assignment pursuant to Clause 9.6.3.

    The Licensor shall give Alpharma thirty (30) days prior written notice of its intention to abandon any Licensed Patent. Alpharma shall on or before the expiry of such notice have the right to request and the Licensor shall assign the relevant Licensed Patent to Alpharma without further charge to Alpharma other than reimbursement to the Licensor (promptly upon demand) of all reasonable external costs (including, without limitation, legal costs and costs payable to the Patent and Trademark Offices in the countries comprising the Territory) incurred by the Licensor to effectuate such transfer.

    During the Licence Period or any Extended Licence Period, if there is:

      any infringement or suspected or threatened infringement of the Licensed Patents or misappropriation or misuse of the Know-How;

      any third party claim in relation to any of the Licensed Patents or the Know-How in the Territory; or

      any third party claim that the manufacture, use, sale or other dealing or disposition of the Licensed Products infringes the intellectual property rights of such party in any part of the Territory on such a scale as to affect prejudicially Alpharma's business in the Licensed Products in any part of the Territory, the Licensor and Alpharma shall as soon as practicable consult to decide what steps shall be taken to prevent, terminate or contest such infringement, misappropriation or claim, and Alpharma may with consent of the Licensor (such consent not to be unreasonably withheld or delayed, having due regard to the strength of the claim and the commercial interests of and monetary risks to each of them), and without the application of the provisions of Clause 13.1.2, suspend its promotion and sale of the Licensed Products in the country in which such infringement, misappropriation or misuse is alleged to be taking place or such claim has been made for such time as Alpharma and the Licensor reasonably believe appropriate having due regard again to the strength of the claim and the commercial interests of and monetary risk to each of them.

    During the Licence Period or any Extended Licence Period and unless otherwise agreed pursuant to Clause 11.4 or as provided in Clause 11.6, the Licensor may take all steps (including any proceedings) as may be necessary to halt the alleged infringement, misappropriation or claim (as the case may be) referred to in Clause 11.4, and Alpharma shall provide such assistance, at the Licensor's cost, as the Licensor may reasonably request in connection therewith. The Licensor shall be entitled to retain for its own absolute benefit any damages, costs or other expenses awarded or recovered in any proceedings conducted under this Clause 11.5.

    During the Licence Period or any Extended Licence Period, if the Licensor fails within a reasonable period in the circumstances to take such steps pursuant to Clause 11.5, or as agreed pursuant to Clause 11.4, Alpharma shall have the right and is hereby authorised by the Licensor to take those steps independently. In so doing Alpharma shall not be taken as acting as the agent or in any way on behalf of the Licensor. Subject to receiving advice from experienced patent counsel that infringement proceedings (including any interlocutory proceedings where relevant) stand a reasonable chance of success, Alpharma may request the Licensor to lend its name to such proceedings and provide reasonable assistance in connection therewith, and the Licensor shall do so, subject to Alpharma indemnifying it in respect of all costs, damages and expenses that it may incur, including any award of costs against it, but Alpharma shall be entitled to retain for its own absolute benefit any damages, costs or other expenses awarded or recovered in any proceedings conducted under this Clause 11.7.

    During the Licence Period or any Extended Licence Period, if Alpharma is sued for infringement of any patent or patents by any third party by reason of its manufacture, use, marketing or sale of the Licensed Products, the Licensor shall, at Alpharma's reasonable request and expense, assist Alpharma in its defence to such action to the extent that, in all the circumstances, it is reasonable to do so, but shall otherwise be under no obligations in respect thereof. All costs of any such action shall be borne by Alpharma to whom shall belong all sums that may be recovered from the third party.

    At any time during this Agreement, Alpharma undertakes not directly or indirectly to oppose or assist any third party to oppose the grant of patents on any patent application within the Licensed Patents, or to dispute or directly or indirectly to assist any third party to dispute the validity of any patent within the Licensed Patents, or any of the claims thereof.

    Following any assignment pursuant to Clause 9.6.3 the Licensor shall have no further right or obligation relating to the filing, prosecution or maintenance of any of the Licensed Patents and the provisions of Clauses 11.4 to 11.6 shall terminate.

  force majeure

    If any Party is prevented or delayed in the performance of any of its obligations under this Agreement by a Force Majeure Event, then that Party shall forthwith serve notice in writing on the other Parties specifying the nature and extent of the event giving rise to such Force Majeure Event, and shall subject to the service of such notice and to Clause 12.3 have no liability in respect of the performance of such of its obligations as are prevented by such Force Majeure Event during the continuation of such Force Majeure Event.

    If any Party (the "prevented Party") is prevented from the performance of any of its obligations under this Agreement for a continuous period in excess of three (3) months by a Force Majeure Event, the other Parties (the "other Parties") may terminate this Agreement forthwith solely with respect to the country within the Territory affected by the Force Majeure Event on service of written notice upon the prevented Parties, provided that the other Parties would not be affected by that Force Majeure Event substantially to the same extent or in substantially the same manner as the prevented Party,

      the prevented Party does not, within ten (10) business day after receipt of said notice, commence performance in a commercially equivalent manner or provide the other Parties with the reasonably estimated economic equivalent of performance; and

      no Party shall have any liability to the others with respect to that country in the Territory (except for rights and liabilities which have accrued prior to such termination) and the Agreement shall remain in force with respect to the remainder of the Territory.

    Without prejudice to Clause 12.2, the Party claiming to be prevented or delayed in the performance of any of its obligations under this Agreement by reason of the Force Majeure Event shall use all reasonable endeavours to bring the Force Majeure Event to an end or to find a solution by which the Agreement may be performed despite the continuance of the Force Majeure Event.

  NON-EXCLUSIVITY AND TERMINATION

    In the event that:

      Alpharma breaches the provisions of Clause 9.7.2; or

      Alpharma at any time during any Extended Licence Period discontinues the marketing or sale or fails to have sufficient Licensed Product available to support its marketing and sales activities of Licensed Product in the Territory (or in any one or more countries within the Territory)

    the licences granted to Alpharma under Clause 3.1 with respect to those countries as to which Alpharma has discontinued sales or marketing or has failed to have sufficient Product available to engage in such activities shall automatically become non-exclusive and Alpharma at no cost to the Licensor shall forthwith supply the Licensor with a copy of the up-to-date Registration Dossiers for such countries for use at the Licensor's risk and expense.

    The Licensor may with immediate effect terminate this Agreement if Alpharma:-

      is wound up or goes into liquidation (voluntary or otherwise), other than as a result of a genuine solvent reconstruction or amalgamation in which any new successor company assumes (and is capable of assuming) all of the obligations of Alpharma under this Agreement;

      enters or files for bankruptcy or similar insolvency proceedings (whether under Chapter XI proceedings or otherwise) or enters into a composition or arrangement with its creditors;

      commits a material breach of the terms of this Agreement, notice of which has been given by the Licensor to Alpharma and, if capable of remedy, has not been remedied to the satisfaction of the Licensor within sixty (60) days of the giving of such notice.

    If the Licensor terminates the Agreement pursuant to Clause 13.2, then the licences granted under Clause 3.1 shall automatically terminate and be of no further effect;

      Alpharma shall return promptly to the Licensor all Intellectual Property Rights in relation to the Territory and shall co-operate with the Licensor in the transfer or termination of all or any rights enjoyed by Alpharma hereunder (including all licences and, subject to Clause 13.3.3, all sub-licences entered into pursuant hereto) and shall execute and do all such documents, acts and things as may be necessary in such connection, provided that Alpharma need only use its reasonable commercial efforts to obtain any third party consents in connection therewith;

      the Licensor shall automatically have the right to take an absolute assignment of Alpharma's rights under any sub-licence granted pursuant to Clause 3 and Alpharma hereby irrevocably appoints the Licensor its attorney for the purpose of notifying any sub-licensee of such a change and of signing any document or doing any act to perfect such assignment; and

      Alpharma shall do all acts to transfer the Product Licences to the Licensor for use at the Licensor's risk and expense, and such other things at the Licensor's reasonable request and expense that the Licensor may in its discretion require in order to give effect to this Clause, provided that Alpharma need only use its reasonable commercial efforts to obtain any third party consents in connection therewith;

      Alpharma shall forthwith supply the Licensor with a copy of all Registration Dossiers which the Licensor may thereafter use, at its risk and expense, in the Territory; and

      for the avoidance of doubt, the Licensor's undertaking in Clause 7.1 shall forthwith cease to apply but the mutual undertakings in Clause 2.1, 2,.2 and 2.3 shall continue to be binding on Licensor and Alpharma.

    Notwithstanding the termination of this Agreement (howsoever occurring), the provisions of Clauses1, 2.1, 2.2, 2.3, 6.3, 10, 13.7 (in so far as it relates to pre-existing breaches of this Agreement), and 19 shall survive such termination and continue in full force and effect without limit in time.

    On termination of this Agreement, howsoever occurring, all fees and charges accrued (but unpaid) pursuant to this Agreement shall forthwith become due and payable.

    Except as specifically set forth herein to the contrary, nothing contained herein shall limit any remedies available to any Party at law or in equity for the breach of the other Parties of any of its obligations under this Agreement. For the avoidance of doubt, termination shall not excuse the obligations of any Party to pay money due to any of the other Parties for events arising prior to termination.

  WARRANTIES AND UNDERTAKING

    Alpharma represents, warrants and undertakes to the Licensor that:

      as at the Effective Date and on completion of any sale to a Purchaser pursuant to Clause 9 **** will not be more than U.S.$****; and

      as at the Effective Date, Alpharma has not entered into any agreement with any third party for the sale of the Business or any part thereof which might adversely affect the Licensor's ability to find a Purchaser or to sell the Intellectual Property Rights pursuant to the terms of this Agreement.

    Alpharma undertakes to notify the Licensor immediately in writing if it enters into an agreement with any party for the sale of the Business (or any part thereof).
  successors and assigns

    Alpharma, shall not assign, novate, encumber, dispose or otherwise transfer any of its rights (including for the avoidance of doubt any of the licences granted under Clause 3.1) under this Agreement without the prior written consent of the Licensor, which consent may not be unreasonably withheld and provided that the sub-licensee executes a deed in the form attached as Schedule D.

    The Licensor, BISA and BIL shall be entitled freely to assign, encumber, dispose or otherwise transfer any of their rights under this Agreement.

  agency and subcontracting

    Alpharma shall operate under the Agreement as an independent contractor and nothing contained in the Agreement or done hereunder shall be construed as constituting any Party the agent or partner of the other in any sense of that term or for any purpose whatsoever and no Party shall be entitled to bind the others to any third party.

    Without prejudice to Clause 3, any Party may employ any agents or sub-contractors or otherwise delegate to any third party the performance of any of its obligations under this Agreement provided that every act or omission of such agent, sub-contractor or third party shall for the purposes of this Agreement be deemed to be the act or omission of the Party so delegating and the Party so delegating shall at all times indemnify and keep indemnified the others against all costs, claims, damages, legal costs or other expenses incurred by those others or for which those others may become liable as a result of the act or omission of any such agent, sub-contractor or third party.

  general

    No delay or failure by any Party to exercise any of its powers, rights or remedies under this Agreement shall operate as a waiver of them, nor shall any single or partial exercise of any such powers, rights or remedies preclude any other or further exercise of them. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

    Any notices or communications to or from the Parties shall be in writing and shall be served by sending the same by registered prepaid airmail or facsimile transmission to the address as that Party may have previously notified as its address for such service. Any notice or document shall be deemed to have been served:

      if mailed by registered prepaid airmail to the recipient at the address given below fourteen (14) days after date of mailing unless the contrary can be proved; and

      if sent by facsimile transmission to the recipient at the number given below and evidence exists of receipt thereof on the next business day of the recipient after sending unless the contrary can be proved and provided that such facsimile message is confirmed by registered prepaid post.

    The addresses and contact details for the Parties are as follows:

Licensor:	NATINCO N.V. Plaza Jojo Correa 1-5 Willemstad Curacao Netherlands Antilles
	Telephone:	+599 9 461 2544
	Facsimile:	+ 599 9 461 2647
For the attention of the Directors
Alpharma:	One Executive Drive Fort Lee New Jersey 07024 United States of America
	Telephone:	+1 201 947-7774
	Facsimile:	+1 201 947-4879
With a copy to: Executive Vice President and Chief Legal Officer New Jersey 07024 United States of America
	Telephone:	+1 201 228-5022
	Facsimile:	+1 201 592-1481
BISA:	Hofplein 19 3032 AC Rotterdam Netherlands
	Telephone:	+31 10 206 7777
	Facsimile:	+31 10 206 7789
BIL:	c/o Artimus Trustees
	Telephone:	+44 1481 729466
	Facsimile:	+44 1481 729499
For the attention of Robert Sinclair

    Alpharma appoints Bird & Bird of 90 Fetter Lane, London EC4A 1JP (or such other person in England as Alpharma may from time to time nominate in writing to the Licensor for the purpose) as its agent for service of any legal proceedings in the English courts.

    The Licensor appoints Dundas Wilson of 5th Floor, Northwest Wing, Bush House, Aldwych, London WC2B 4EZ (or such other person in England as the Licensor may from time to time nominate in writing to Alpharma for the purpose) as its agent for service of any legal proceedings in the English courts.

    This Agreement constitutes the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior oral or written proposals, understandings or communications.

    In entering into this Agreement each Party acknowledges that it does not do so on the basis of, and does not (in the absence of fraud) rely on any representation, warranty or other provision except as expressly provided in this Agreement and all conditions, warranties or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

    Except as otherwise permitted by this Agreement no change to its terms shall be effective unless it is in writing and signed by duly authorised officers of all Parties.

    The Licensor and Alpharma shall, at their own expense in each relevant country, take such steps as may be required to satisfy the laws and requirements of that country with respect to declaring, recording and otherwise rendering this Agreement valid.

    If any part of this Agreement is found by any court or other competent authority to be invalid, unlawful or unenforceable then such part shall be severed from the remainder of this Agreement which shall continue to be valid and enforceable to the fullest extent permitted by law.

    This Agreement may be entered into in any number of counterparts and by the Parties on separate counterparts, but shall not be effective until each Party has executed and delivered at least one counterpart. Each counterpart, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

  public announcements

  No Party shall make any public announcement, release any information to the press, or cause to be published in any media, the contents of this transaction and Agreement without the prior written consent of the others except as is reasonably required by any Party on the advice of its financial or legal advisers.

  governing law and jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England and each of the Parties hereby submit to the exclusive jurisdiction of the English courts.

IN WITNESS this Agreement is executed and delivered as a deed by the Parties on the date above first written

Signed and delivered as a deed	)
by NATINCO NV acting by	)
)
authorised signatory and	)
)/s/ Garth Saunders
also as witness	Authorised Signatory.

/s/ Mary Pitsillis
Witness

Signed and delivered as a deed	)
by ALPHARMA INC. acting by	)
)
authorised signatory and	)
)/s/ Ingrid Wiik
also an authorised signatory	Authorised Signatory

/s/ Robert F. Wrobel Authorised Signatory

Signed and delivered as a deed	)
by BISA HOLDINGS BV acting by	)
)
authorised signatory and	)
)/s/ Garth Saunders
also as witness	Authorised Signatory

/s/ Mary Pitsillis
Witness

Signed and delivered as a deed	)
by BIL (SCB) HOLDINGS )
LIMITED acting by	)
authorised signatory and	)/s/ A. G. Sinclair
also an authorised signatory	Authorised Signatory

/s/ Lord Armstrong Authorised Signatory